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                                                                       EXHIBIT 5


                              December 22, 1997





Board of Directors
Continental Natural Gas, Inc.
1437 S. Boulder, Suite 1250
Tulsa, Oklahoma 74119


Gentlemen:

     I have acted as counsel to Continental Natural Gas, Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 250,000 shares of the Corporation's Common Stock, par value $.01 per Share (the "Common Stock"), to be offered pursuant to the 1997 Stock Plan of the Corporation (the "Plan").

     In this connection, I have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Corporation's Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, resolutions of its Board of Directors and such other documents and corporate records as deemed appropriate for the purpose of giving this opinion.

     Based upon the foregoing, it is my opinion that:

     1. The shares of Common Stock being so registered have been duly authorized under the Corporation's Amended and Restated Articles of Incorporation.

     2. The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.


                                             Sincerely,


                                             Gerald R. Shrader
                                             General Counsel

GRS/lg